EXHIBIT 23.1

                               KYLE L. TINGLE, CPA








To Whom It May Concern:                                       March 18, 2003


The firm of Kyle L. Tingle, CPA, LLC consents to the inclusion of his report of January 24, 2003 accompanying the audited financial statements of Huile' Oil & Gas, Inc., as of December 31, 2002 and 2000, and the related statements of income, stockholder's equity, and cash flows for the years then ended, and the period October 24, 1997 (inception) through December 31, 2002, in the Form 10KSB with the U.S. Securities and Exchange Commission.

Very truly yours,


/s/ KYLE L. TINGLE
________________________

Kyle L. Tingle, CPA, LLC



P.O. Box 50141, Henderson, Nevada 89016, Phone: (702) 434-8452,
Fax: (702) 436-4218, e-mail: Ktingle@worldnet.att.net